Exhibit 99.5

May 12, 2023

Going International Holding Company Limited

46F, China Energy Storage Building,

No. 3099 Keyuan South Road, High-tech Zone Community

Yuehai Street, Nanshan District

Shenzhen, China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Going International Holding Company Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Meng Rui
Name: Meng Rui